EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

August  8, 2018

AquaVenture Holdings Limited Announces Second Quarter 2018 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-ServiceTM  (“WAASTM”) solutions, today reported financial results for the quarter ended June 30, 2018.

Highlights

•

Total revenues for the three months ended June 30, 2018 were $34.4 million compared to $29.8 million in the same period of 2017, reflecting a 15.4% increase.  On a segment basis, revenues for Quench and Seven Seas Water increased 26.5% and 4.1%, respectively, over the prior year period.

•	Net loss for the three months ended June 30, 2018 was $4.9 million, or ($0.19) per share, compared to net loss of $5.3 million, or ($0.20) per share, in the same period of 2017.
•

Adjusted EBITDA for the three months ended June 30, 2018 was $11.2 million, a 17.0% increase over the same period of 2017. Adjusted EBITDA Margin was 32.6%, an improvement of 40 basis points over 32.2% in the prior year period.

•	Adjusted EBITDA plus principal collected on the Peru construction contract for the three months ended June 30, 2018 increased 16.1% to $12.4 million from $10.7 million in the same period of 2017.
•

Quench completed two acquisitions during the three months ended June 30, 2018, acquiring substantially all of the point-of-use water filtration assets of Aqua Coolers in April and Avalon Water in June. In addition, Quench acquired the point-of-use water filtration assets of Alpine Water Systems on August 6, 2018. These asset acquisitions collectively added over 19,000 rental units to Quench’s installed asset base.

“I am pleased to report another strong operational quarter for AquaVenture, which reflected improving performance in both business segments. For the second quarter, we delivered year-over-year consolidated revenue growth of 15.4% and Adjusted EBITDA growth of 17.0%,” said Doug Brown, AquaVenture’s Chairman and Chief Executive Officer. “These results were driven by both organic increases from strong underlying business operations and inorganic additions from completed acquisitions. We successfully closed two acquisitions during the quarter, and another acquisition in early August, bringing Quench’s total installed asset base to over 125,000 units.  On the M&A front, our team is actively working through multiple deal opportunities, in addition to diligently working to close the previously announced acquisitions. We remain committed to driving growth in both businesses to bring clean, potable water to more people throughout the world.”

Recent Developments

Quench Acquisitions.  On April 2, 2018, Quench acquired substantially all the assets of JMS Group, Inc., d/b/a Aqua Coolers, a point-of-use water filtration company based in Chicago, Illinois.  On June 4, 2018, Quench acquired substantially all the assets of La Ferla Group LLC, d/b/a Avalon Water, a point-of-use water filtration company based in Atlanta, Georgia.  These acquisitions increased our customer density in top markets, and Avalon Water marks the first acquisition of a Wellsys dealer since the acquisition of Wellsys in September 2017.

In addition, on August 6, 2018, Quench acquired substantially all the assets of Alpine Water Systems, LLC, based in Las Vegas, Nevada.  Alpine is a leading provider of filtered water coolers with over 20 years of experience serving large national customers, and has operations in eleven major metropolitan areas across the United States.  This transaction expanded Quench’s presence into two new markets and increased customer density in existing markets.

These acquisitions collectively added over 5,000 customers and 19,000 units to Quench’s installed asset base at an aggregate purchase price of approximately $23 million.

Consolidated Financial Performance

For the second quarter of 2018, total revenues increased 15.4% to $34.4 million from $29.8 million in the 2017 period.  Total gross margin increased 60 basis points to 52.9% for the second quarter of 2018 from 52.3% in the same period of 2017.

Total selling, general and administrative expenses (“SG&A”) increased to $19.3 million in the second quarter of 2018 from $17.4 million in the same period of 2017.

Net loss for the second quarter of 2018 was $4.9 million, compared to a net loss of $5.3 million in the same period of 2017.  Adjusted EBITDA was $11.2 million for the second quarter of 2018, a 17.0% increase over $9.6 million in the prior year period. Adjusted EBITDA Margin of 32.6% for the second quarter of 2018 increased 40 basis points from 32.2% in the same period of 2017. Adjusted EBITDA plus the principal collected on the Peru construction contract was $12.4 million in the second quarter of 2018, an increase of 16.1% over $10.7 million in the same period of 2017.

Net cash provided by operating activities for the quarter ended June 30, 2018 was $8.7 million compared to $6.2 million for the same period of 2017. Capital expenditures were $4.4 million for the second quarter of 2018, compared to $4.0 million in the same period of 2017.

As of June 30, 2018, cash and cash equivalents were $107.4 million and total debt was $171.7 million.

For the six months ended June 30, 2018, total revenue increased 13.9% to $67.0 million from $58.8 million in the same period of 2017. Gross margin was 52.6% compared to 52.1% in the prior year period, an increase of 50 basis points.  Total SG&A increased to $38.9 million for the first half of 2018, compared to $34.6 million in the first half of 2017.  Net loss for the six months ended June 30, 2018 was $11.3 million, or ($0.42) per share, compared to a net loss of $11.3 million, or ($0.43) per share, in the prior year period.

Adjusted EBITDA was $21.6 million for the six months ended June 30, 2018, a 17.2% increase over Adjusted EBITDA of $18.4 million in the same period of 2017.  Adjusted EBITDA Margin increased 90 basis points to 32.2%, compared to 31.3% in the prior year period. Adjusted EBITDA plus the principal collected on the Peru construction contract was $24.0 million for the six months ended June 30, 2018, an increase of 16.3% over the same period of 2017.

Net cash provided by operating activities for the six months ended June 30, 2018 was $13.8 million compared to $12.4 for the same period of 2017.  Capital expenditures were $7.2 million for the first half of 2018, flat with the prior year period.

Second Quarter 2018 Segment Results

Seven Seas Water

Seven Seas Water revenues of $15.4 million for the second quarter of 2018 increased 4.1% from $14.8 million in the same period of 2017. This organic increase was mainly driven by our USVI operations, which had $0.4 million higher revenue primarily due to increases in production volumes in the current quarter compared to the same period of 2017.  In addition, our BVI operations had $0.2 million higher revenues primarily due to increases in the water rate compared to the prior year period.

Seven Seas Water gross margin of 56.1% for the second quarter of 2018 increased 620 basis points from 49.9% in the same period of 2017. The increase was primarily due to lower costs at our Peru operations, which incurred elevated repairs and maintenance expense during the 2017 period in connection with planned post-acquisition integration activities and adverse weather conditions.  In addition, gross margin benefited from higher revenues without a commensurate increase in costs in both our USVI and BVI operations.

Seven Seas Water SG&A for the second quarter of 2018 increased $0.5 million to $7.1 million compared to the prior year period. The increase was mainly due to $0.3 million higher share-based compensation expense due to new equity awards granted in the first quarter of 2018 and a $0.1 million increase in acquisition-related expenses.

Net loss for our Seven Seas Water segment was $1.6 million for the three months ended June 30, 2018 compared to a net loss of $1.9 million in the same period of 2017. Adjusted EBITDA of $7.3 million for the second quarter of 2018 increased 15.2% over $6.4 million in the prior year period. Adjusted EBITDA Margin increased 460 basis points to 47.7% in the second quarter of 2018 from 43.1% in the same period of 2017. Adjusted EBITDA plus principal collected on the Peru construction contract was $8.5 million in the second quarter of 2018, an increase of 14.2% over $7.5 million in the prior year period.

For the six months ended June 30, 2018, Seven Seas Water revenues were $30.1 million, an increase of 4.2% over revenues of $28.9 million in the same period of 2017.  Gross margin increased 590 basis points to 56.0% from 50.1% in the prior year period. Total SG&A expenses for the six months ended June 30, 2018 increased $1.2 million to $14.7 million from $13.5 million in the same period of 2017.  Net loss for the first half of 2018 was $3.9 million compared to a net loss of $4.7 million for the first half of 2017. Adjusted EBITDA was $14.5 million for the six months ended June 30, 2018, an increase of 18.8% over $12.2 million in the same period of 2017. Adjusted EBITDA Margin increased 590 basis points to 48.2% from 42.3% in the prior year period. Adjusted EBITDA plus principal collected on the Peru construction contract was $16.9 million, a 17.2% increase over $14.4 million in the same period of 2017.

Quench

Quench revenues of $19.1 million for the second quarter of 2018 increased 26.5% from $15.1 million in the same period of 2017.  Rental revenues increased $1.8 million, or 14.0%, compared to the prior year period, including 6.4% organic growth from additional units placed under new leases in excess of unit attrition. Other revenues increased $2.2 million compared to the same period of 2017, driven by the inclusion of dealer equipment sales resulting from our September 2017 Wellsys acquisition, partially offset by a decline in direct customer equipment sales.

Quench gross margin for the second quarter of 2018 decreased 440 basis points to 50.2% from 54.6% for the same period of 2017, primarily due to the inclusion of lower-margin equipment revenue from our Wellsys business that was acquired in September 2017, which is recorded in other revenues.

Quench SG&A for the second quarter of 2018 increased $1.4 million to $11.2 million compared to the same period of 2017.  The increase was primarily due to $0.6 million higher amortization expense primarily related to intangible assets from recent acquisitions and $0.4 million in higher compensation and benefits expense driven by increased headcount, primarily from the inclusion of staff added from certain acquisitions and additional resources to support our inorganic growth strategy.

Quench had a net loss of $2.3 million for the second quarter of 2018 compared to a net loss of $2.6 million in the prior year period. Adjusted EBITDA of $4.7 million for the second quarter of 2018 increased 12.9% over $4.1 million in the same period of 2017. Adjusted EBITDA Margin decreased 290 basis points to 24.4% in the second quarter of 2018 from 27.3% in the prior year period.

For the six months ended June 30, 2018, Quench reported total revenue of $36.8 million, a 23.3% increase compared to the prior year period revenue of $29.9 million. Gross margin decreased 420 basis points to 49.8% compared to 54.0% in the same period of 2017. Total SG&A expenses for the six months ended June 30, 2018 increased $2.7 million to $21.9 million.  Net loss for the first half of 2018 was $4.9 million, compared to a net loss of $5.2 million in the first half of 2017. Adjusted EBITDA was $8.8 million for the six months ended June 30, 2018, a 10.2% increase over $7.9 million in the same period of 2017.  Adjusted EBITDA Margin decreased 280 basis points to 23.8% compared to 26.6% in the prior year period.

Corporate and Other

Corporate and Other SG&A for the second quarter of 2018 decreased to $1.0 million from $1.1 million in the same period of 2017.  For the six months ended June 30, 2018, SG&A was $2.2 million compared to $2.0 million in the prior year period.

2018 Outlook

For the full year 2018 outlook, the Company reaffirms that it expects to achieve the following financing results, which includes the results of the acquisitions completed since the beginning of 2018:

•	Revenues between $131 million and $136 million;
•	Adjusted EBITDA between $42 million and $47 million;
•	Principal collected on the Peru construction contract is projected to be $4.9 million; and
•	Adjusted EBITDA plus the principal collected on the Peru construction contract between $47 million and $52 million.

The impact of the binding agreement with Abengoa Water to purchase a majority interest in a desalination plant in Accra, Ghana has not been included in the 2018 outlook due to the pending conditions precedent.

The above statements are based on current expectations and supersede previously provided guidance. These statements are forward-looking, and actual results may differ materially. We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAASTM solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a U.S.-based provider of Point-of-Use, or POU, filtered water systems and related services to more than 45,000 institutional and commercial customers; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Wednesday, August 8, 2018 at 8:00 a.m. EDT. Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com. Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or, for international callers, 1-201-689-8562 and ask for the AquaVenture conference call. Replays of the entire call will be available through August 15, 2018 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #13681394. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com. A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus; its forecast of full-year 2018 financial results; expectations regarding future business development and acquisition activities; its expectations regarding performance, growth, cash flows and margins from recently completed and pending acquisitions; and the impacts on operating results of the timing, size and accounting treatment of acquisitions, constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June 30,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$107,402	$118,090
Restricted cash	2,000	—
Trade receivables, net of allowances of $705 and $1,045, respectively	16,483	19,593
Inventory	10,177	8,228
Current portion of long-term receivables	6,127	6,878
Prepaid expenses and other current assets	3,906	3,874
Total current assets	146,095	156,663
Property, plant and equipment, net	112,568	112,771
Construction in progress	9,722	10,437
Restricted cash	3,635	4,269
Long-term receivables	41,440	43,796
Other assets	4,843	4,307
Deferred tax asset	407	38
Intangible assets, net	125,168	122,169
Goodwill	101,666	99,495
Total assets	$545,544	$553,945
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,588	$3,508
Accrued liabilities	10,150	12,837
Current portion of long-term debt	6,246	6,483
Deferred revenue	2,687	2,454
Total current liabilities	23,671	25,282
Long-term debt	165,466	167,772
Deferred tax liability	5,334	5,266
Other long-term liabilities	11,670	11,429
Total liabilities	206,141	209,749
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 26,580 and 26,482 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	575,257	568,593
Accumulated other comprehensive income	(207)	(17)
Accumulated deficit	(235,647)	(224,380)
Total shareholders' equity	339,403	344,196
Total liabilities and shareholders' equity	$545,544	$553,945

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Bulk water	$14,360	$13,614	$28,056	$26,579
Rental	14,821	13,006	28,780	25,810
Financing	1,015	1,150	2,063	2,333
Other	4,249	2,070	8,060	4,059
Total revenues	34,445	29,840	66,959	58,781
Cost of revenues:
Bulk water	6,743	7,394	13,250	14,440
Rental	6,654	5,671	13,110	11,425
Other	2,842	1,171	5,368	2,307
Total cost of revenues	16,239	14,236	31,728	28,172
Gross profit	18,206	15,604	35,231	30,609
Selling, general and administrative expenses	19,289	17,424	38,863	34,610
Loss from operations	(1,083)	(1,820)	(3,632)	(4,001)
Other expense:
Interest expense, net	(3,354)	(2,613)	(6,604)	(5,361)
Other expense, net	(152)	(93)	(292)	(275)
Loss before income tax expense	(4,589)	(4,526)	(10,528)	(9,637)
Income tax expense	332	764	739	1,654
Net loss	(4,921)	(5,290)	(11,267)	(11,291)
Other comprehensive income:
Foreign currency translation adjustment	(107)	—	(190)	—
Comprehensive loss	$(5,028)	$(5,290)	$(11,457)	$(11,291)

Loss per share – basic and diluted	$(0.19)	$(0.20)	$(0.42)	$(0.43)

Weighted-average shares outstanding – basic and diluted	26,550	26,415	26,521	26,401

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(11,267)	$(11,291)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,051	14,331
Share-based compensation expense	6,649	5,910
Provision for bad debts	473	217
Deferred income tax provision	(300)	1,449
Inventory adjustment	106	109
Loss on disposal of assets	938	642
Amortization of debt financing fees	475	415
Other	25	75
Change in operating assets and liabilities:
Trade receivables	2,964	970
Inventory	(1,878)	(384)
Prepaid expenses and other current assets	77	(1,864)
Long-term receivable	3,108	3,076
Other assets	(1,671)	(1,298)
Current liabilities	(2,195)	(213)
Long-term liabilities	216	236
Net cash provided by operating activities	13,771	12,380
Cash flows from investing activities:
Capital expenditures	(7,215)	(7,188)
Net cash paid for acquisition of assets or business	(12,457)	(2,143)
Other	16	—
Net cash used in investing activities	(19,656)	(9,331)
Cash flows from financing activities:
Payments of long-term debt	(3,369)	(13,901)
Payment of debt financing fees	(71)	—
Proceeds from exercise of stock options	86	36
Shares withheld to cover minimum tax withholdings on equity awards	(203)	(251)
Proceeds from the issuance of Employee Stock Purchase Plan shares	132	—
Issuance costs from issuance of ordinary shares in IPO	—	(1,167)
Net cash used in financing activities	(3,425)	(15,283)
Effect of exchange rates on cash, cash equivalents and restricted cash	(12)	—
Change in cash, cash equivalents and restricted cash	(9,322)	(12,234)
Cash, cash equivalents and restricted cash at beginning of period	122,359	101,395
Cash, cash equivalents and restricted cash at end of period	$113,037	$89,161

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Three Months Ended June 30, 2018				Three Months Ended June 30, 2017
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$14,360	$—	$—	$14,360	$13,614	$—	$—	$13,614
Rental	—	14,821	—	14,821	—	13,006	—	13,006
Financing	1,015	—	—	1,015	1,150	—	—	1,150
Other	—	4,249	—	4,249	—	2,070	—	2,070
Total revenues	15,375	19,070	—	34,445	14,764	15,076	—	29,840
Gross profit:
Bulk water	7,617	—	—	7,617	6,220	—	—	6,220
Rental	—	8,167	—	8,167	—	7,335	—	7,335
Financing	1,015	—	—	1,015	1,150	—	—	1,150
Other	—	1,407	—	1,407	—	899	—	899
Total gross profit	8,632	9,574	—	18,206	7,370	8,234	—	15,604
Selling, general and administrative expenses	7,142	11,188	959	19,289	6,613	9,749	1,062	17,424
Income (loss) from operations	1,490	(1,614)	(959)	(1,083)	757	(1,515)	(1,062)	(1,820)
Other (expense) income, net	(2,591)	(792)	(123)	(3,506)	(2,026)	(1,003)	323	(2,706)
Loss before income tax expense	(1,101)	(2,406)	(1,082)	(4,589)	(1,269)	(2,518)	(739)	(4,526)
Income tax expense (benefit)	472	(140)	—	332	675	89	—	764
Net loss	$(1,573)	$(2,266)	$(1,082)	$(4,921)	$(1,944)	$(2,607)	$(739)	$(5,290)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Six Months Ended June 30, 2018				Six Months Ended June 30, 2017
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$28,056	$—	$—	$28,056	$26,579	$—	$—	$26,579
Rental	—	28,780	—	28,780	—	25,810	—	25,810
Financing	2,063	—	—	2,063	2,333	—	—	2,333
Other	—	8,060	—	8,060	—	4,059	—	4,059
Total revenues	30,119	36,840	—	66,959	28,912	29,869	—	58,781
Gross profit:
Bulk water	14,806	—	—	14,806	12,139	—	—	12,139
Rental	—	15,670	—	15,670	—	14,385	—	14,385
Financing	2,063	—	—	2,063	2,333	—	—	2,333
Other	—	2,692	—	2,692	—	1,752	—	1,752
Total gross profit	16,869	18,362	—	35,231	14,472	16,137	—	30,609
Selling, general and administrative expenses	14,745	21,907	2,211	38,863	13,465	19,160	1,985	34,610
Income (loss) from operations	2,124	(3,545)	(2,211)	(3,632)	1,007	(3,023)	(1,985)	(4,001)
Other (expense) income, net	(5,085)	(1,557)	(254)	(6,896)	(4,217)	(2,036)	617	(5,636)
Loss before income tax expense	(2,961)	(5,102)	(2,465)	(10,528)	(3,210)	(5,059)	(1,368)	(9,637)
Income tax expense (benefit)	966	(227)	—	739	1,489	165	—	1,654
Net loss	$(3,927)	$(4,875)	$(2,465)	$(11,267)	$(4,699)	$(5,224)	$(1,368)	$(11,291)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income taxes, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense, gain or loss on disposal of assets, acquisition‑related expenses, goodwill impairment charges, changes in deferred revenue related to our bulk water business, ERP system implementation charges for a SaaS solution and certain adjustments recorded in connection with purchase accounting for acquisitions.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Three Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(1,573)	$(2,266)	$(1,082)	$(4,921)
Depreciation and amortization	3,675	4,516	—	8,191
Interest expense, net	2,441	790	123	3,354
Income tax expense (benefit)	472	(140)	—	332
Share-based compensation expense	2,179	980	207	3,366
Loss on disposal of assets	3	382	—	385
Acquisition-related expenses	191	22	—	213
Changes in deferred revenue related to our bulk water business	(55)	—	—	(55)
ERP implementation charges for a SAAS solution	—	370	—	370
Adjusted EBITDA	$7,333	$4,654	$(752)	$11,235

Adjusted EBITDA Margin	47.7%	24.4%	—%	32.6%

	Three Months Ended June 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(1,944)	$(2,607)	$(739)	$(5,290)
Depreciation and amortization	3,533	3,669	—	7,202
Interest expense (income), net	1,933	1,003	(323)	2,613
Income tax expense	675	89	—	764
Share-based compensation expense	2,036	843	177	3,056
Loss on disposal of assets	—	374	—	374
Acquisition-related expenses	63	—	—	63
Changes in deferred revenue related to our bulk water business	71	—	—	71
ERP implementation charges for a SAAS solution	—	751	—	751
Adjusted EBITDA	$6,367	$4,122	$(885)	$9,604

Adjusted EBITDA Margin	43.1%	27.3%	—%	32.2%

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Six Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(3,927)	$(4,875)	$(2,465)	$(11,267)
Depreciation and amortization	7,239	8,812	—	16,051
Interest expense, net	4,803	1,548	253	6,604
Income tax expense (benefit)	966	(227)	—	739
Share-based compensation expense	4,263	1,900	486	6,649
Loss on disposal of assets	232	706	—	938
Acquisition-related expenses	706	176	—	882
Changes in deferred revenue related to our bulk water business	246	—	—	246
ERP implementation charges for a SAAS solution	—	711	—	711
Adjusted EBITDA	$14,528	$8,751	$(1,726)	$21,553

Adjusted EBITDA Margin	48.2%	23.8%	—%	32.2%

	Six Months Ended June 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(4,699)	$(5,224)	$(1,368)	$(11,291)
Depreciation and amortization	7,127	7,204	—	14,331
Interest expense (income), net	3,942	2,036	(617)	5,361
Income tax expense	1,489	165	—	1,654
Share-based compensation expense	4,036	1,673	201	5,910
Loss on disposal of assets	—	642	—	642
Acquisition-related expenses	63	—	—	63
Changes in deferred revenue related to our bulk water business	270	—	—	270
ERP implementation charges for a SAAS solution	—	1,447	—	1,447
Adjusted EBITDA	$12,228	$7,943	$(1,784)	$18,387

Adjusted EBITDA Margin	42.3%	26.6%	—%	31.3%

KEY METRICS

Principal collected on the Peru construction contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to the contract, we are entitled to receive monthly installment payments that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a long-term receivable.  Prior to the adoption of the new revenue recognition standard on January 1, 2018, the principal and interest portions of these payments were not recognized as revenue in our consolidated financial statements and therefore were not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.  As a result of the adoption of the new revenue recognition standard, all financial information presented herein has been restated, including recording the interest portion of these payments as revenue and, thus, including them in Adjusted EBITDA and in determining Adjusted EBITDA Margin.  The principal collected on the Peru construction contract remains the only portion of these monthly payments that is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in the determination Adjusted EBITDA Margin.

	Three Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,212	$—	$—	$1,212

	Three Months Ended June 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,116	$—	$—	$1,116

	Six Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$2,400	$—	$—	$2,400

	Six Months Ended June 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$2,210	$—	$—	$2,210

Adjusted EBITDA plus Principal collected on the Peru construction contract

We understand that many in the investment community combine our Adjusted EBITDA and the principal we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the principal collected on the Peru construction contract is presented.

	Three Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$8,545	$4,654	$(752)	$12,447

	Three Months Ended June 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$7,483	$4,122	$(885)	$10,720

	Six Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$16,928	$8,751	$(1,726)	$23,953

	Six Months Ended June 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$14,438	$7,943	$(1,784)	$20,597